Exhibit 10.64

SECOND AMENDED PROMISSORY NOTE (Line of Credit)

THIS AMENDED PROMISSORY NOTE AMENDS A CERTAIN NOTE DATED APRIL 10, 2002 in order to extend the Final Maturity Date to April 10, 2007 and increase the principal balance to $500,000.

$500,000.00 Indianapolis, Indiana Dated: August 31, 2003 Final Maturity Date: April 10, 2007

        On or before April 10, 2007 (“Final Maturity”), OBSIDIAN LEASING COMPANY, INC., a Mississippi corporation (the “Maker”) promises to pay to the order of FAIR HOLDINGS, INC., an Ohio corporation, (the “Lender”) at his principal office at 815 East Market St., Akron, OH, the principal sum of FIVE HUNDRED THOUSAND AND NO/100 DOLLARS ($500,000.00) or so much of the principal amount of the Loan represented by this Note as may be disbursed by the Lender under the terms described below, and to pay interest on the unpaid principal balance outstanding from time to time as provided herein.

        This Note evidences indebtedness (the “Loan”) incurred or to be incurred by the Maker under a revolving line of credit extended to the Maker by the Lender as provided herein. The proceeds off the Loan may be advanced, repaid and re-advanced until Final Maturity Date. The principal amount off the Loan outstanding from time to time shall be determined by reference to the books and records off the Lender and all payments by the Maker on account of the Loan shall be recorded. Such books and records shall be deemed prima facia to be correct as to such matters. From this date and until the Final Maturity, Lender agrees to make advances from time to time to the Maker of amounts not exceeding in the aggregate at any time outstanding the amount of Five Hundred Thousand no/100 Dollars ($500,000.00), provided that all of the conditions of lending stated herein have been fulfilled at the time of each advance and no default exists.

        Each of the following shall constitute an Event of Default under this Note:

(a)	Nonpayment of Loan: Default in the payment when due of any amount payable under the terms of this Note, or otherwise payable to the Lender or any holder of this Note under the terms of this Note;

(b)
Bankruptcy, Insolvency, etc.:  Maker admitting in writing the inability to pay his debts as they mature or an administrative or judicial order or determination of insolvency being entered against Maker; or Maker making a general assignment for the benefit of creditors; or, in the absence of such application, consent or acquiescence, a trustee or receiver being appointed for Maker or a substantial part of his property and not being discharged within 60 days; or any bankruptcy, reorganization, debt arrangement, or other proceeding under the bankruptcy or insolvency law, or any dissolution or liquidation proceeding being instituted by or against Maker.

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        Interest on the unpaid principal balance of the Loan outstanding from time to time prior to Final Maturity will accrue at a per annum rate equal to ten percent (10%). Interest shall be calculated for an entire year, with the entire amount of such interest accruing during a year to be paid over nine (9) monthly payments on the first day of each month March through November. While no interest payments will be due during the months December, January and February, the interest shall continue to accrue during such months and be payable during the following nine month period as described above. Interest will be calculated on the basis that an entire year’s interest is earned in 360 days.

        Upon an Event of Default, including failure to pay upon Final Maturity, Lender at his option may also, if permitted under applicable law, do one or both of the following: (a) increase the applicable interest rate on this Note two percent (2%) and (b) add any unpaid accrued interest to the principal and such sum will bear interest thereon until paid at the rate provided in this Note. The interest rate will not exceed the maximum rate permitted by applicable law.

        The entire outstanding principal balance of this Note shall be due and payable, together with accrued interest, at Final Maturity. Principal may be prepaid at anytime without penalty.

        If any installment of interest due under the terms of this Note is not paid when due, then the Lender or any subsequent holder of this Note may, at its option and without notice, declare the entire principal, amount of the Note and all accrued interest immediately due and payable.

        If payment is 10 days or more late, Maker will be charged 5% of the regularly scheduled payment. Each late payment fee assessed shall be due and payable on the earlier of the next regularly scheduled interest payment date or the maturity of this Note. Waiver by the Lender of any late payment fee assessed, or the failure of the Lender in any instance to assess a late payment fee shall not be construed as a waiver by the Lender of its right to assess late payment fees thereafter.

        Unless otherwise agreed to, in writing, or otherwise required by applicable law, payments will be applied first to accrued, unpaid interest, then to principal, and any remaining amount to any unpaid collection costs, late charges and other charges, provided, however, upon delinquency or other default, Lender reserves the right to apply payment among principal, interest, late charges, collection costs and other charges at its discretion. All prepayments shall be applied to the indebtedness owing hereunder in such order and manner as Lender may from time to time determine in his sole discretion.

        The Maker and any endorsers severally waive demand, presentment for payment and notice of nonpayment of this Note, and each of them consents to any renewals or extensions of the time of payment of this Note without notice.

        All amounts payable under the terms of this Note shall be payable with expenses of collection, including attorneys’ fees, and without relief from valuation and appraisement laws.

        This Note is made under and will be governed in all cases by the substantive laws of the State of Indiana notwithstanding the fact that Indiana conflicts of law rules might otherwise require the substantive rules of law of another jurisdiction to apply.

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        THE MAKER AND LENDER (BY ACCEPTANCE OF THIS NOTE) HEREBY VOLUNTARILY, KNOWINGLY, IRREVOCABLY AND UNCONDITIONALLY WAIVE ANY RIGHT TO HAVE A JURY PARTCIPATE IN RESOLVING ANY DISPUTE (WHETHER BASED UPON A CONTRACT, TORT OR OTHERWISE) BETWEEN MAKER AND LENDER ARISING OUT OF OR ANY WAY RELATED TO THIS NOTE OR ANY RELATIONSHIP BETWEEN LENDER AND MAKER. THIS PROVISION IS A MATERIAL INDUCMENT TO LENDER TO PROVIDE THE FINANCING DESCRIBED HEREIN.

"MAKER" OBSIDIAN LEASING COMPANY, INC. By: /s/ Jeffrey Osler Jeffrey Osler, President

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